Exhibit (h)(38)
Participation Agreement
Exhibit B
Portfolio

Blue Chip Portfolio	Multi-Strategy Portfolio
Aggressive Growth Portfolio	Main Street Core Portfolio
Diversified Research Portfolio	Emerging Markets Portfolio
Short Duration Bond Portfolio	Inflation Managed Portfolio
Concentrated Growth Portfolio (formerly I-Net Tollkeeper)	Managed Bond Portfolio
Financial Services Portfolio	Small-Cap Value Portfolio
Health Sciences Portfolio	Money Market Portfolio
Technology Portfolio	High Yield Bond Portfolio
Growth LT Portfolio	Focused 30 Portfolio
Equity Portfolio	Mid-Cap Value Portfolio
Fasciano Small Equity Portfolio (formerly Aggressive Equity Portfolio)	International Value Portfolio
Large-Cap Value Portfolio	Capital Opportunities Portfolio
Comstock Portfolio	International Large-Cap Portfolio
Real Estate Portfolio	Equity Index Portfolio
Mid-Cap Growth Portfolio	Small-Cap Index Portfolio
American Funds Growth Portfolio	American Funds Growth-Income Portfolio
VN Small-Cap Value Portfolio	Equity Income Portfolio
Effective May 1, 2005, agreed to and accepted by:

PACIFIC SELECT FUND

BY:	/s/ Thomas C. Sutton

Name: Thomas C. Sutton
Title: Chairman of the Board and Trustee

PACIFIC SELECT DISTRIBUTORS, INC.

BY:	/s/ Gerald W. Robinson	BY:	/s/ Audrey L. Milfs

Name: Gerald W. Robinson		Name: Audrey L. Milfs
Title: Chairman and Chief Executive Officer		Title: Secretary

PACIFIC LIFE INSURANCE COMPANY

BY:	/s/ Thomas C. Sutton	BY:	/s/ Audrey L. Milfs

Name: Thomas C. Sutton		Name: Audrey L. Milfs
Title: Chairman of the Board and Chief Executive Officer		Title: Secretary

PACIFIC LIFE & ANNUITY COMPANY

BY:	/s/ James T. Morris	BY:	/s/ Audrey L. Milfs

Name: James T. Morris		Name: Audrey L. Milfs
Title: Executive Vice President		Title: Secretary